EXHIBIT 99

[LOGO]	FOR IMMEDIATE RELEASE
CONTACT: CONWAY G. IVY
SENIOR VICE PRESIDENT, CORPORATE
PLANNING AND DEVELOPMENT
216-566-2102

NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W. -
Cleveland, Ohio 44115 — (216) 566-2140

CLEVELAND, July 20, 2005 – The Sherwin-Williams Company (SHW) announced that David F. Hodnik, retired President and Chief Executive Officer of Ace Hardware Corporation, was elected today to the Board of Directors of Sherwin-Williams. Mr. Hodnik was also appointed to the Audit Committee of the Board of Directors. Mr. Hodnik’s election brings the number of members of the Board of Directors to 11 and the number of independent directors to 10.

     “Dave brings a wealth of financial and management experience in a retail environment to the Sherwin-Williams Board,” commented Christopher M. Connor, Chairman, President and Chief Executive Officer of Sherwin-Williams. “We look forward to receiving many years of his valuable insight and counsel for the benefit of our company.”

     Prior to his retirement in April 2005, Mr. Hodnik held various financial and management positions with Ace Hardware during a more than 30-year career. Mr. Hodnik, 57, is a graduate of Western Illinois University and is a certified public accountant.

     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

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